EXHIBIT 23.




                SEVERANCE AGREEMENT AND RELEASE

SEVERANCE AGREEMENT AND RELEASE made this ___ day of April, 1997 between RICHARD M. TAYLOR and JEAN TAYLOR (the "Taylors"), and
SAF T LOK INCORPORATED, a Florida corporation ("STL").

                           Recitals:

A.   The Taylors were employed by STL until November 1996.

B. STL wishes to reward the Taylors for their efforts as employees.

NOW, THEREFORE, based on the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Share Issuance. STL hereby issues to the Taylors thirty thousand (30,000) restricted shares of its common stock (the
"Shares").

2.   Release.

     (a) The Taylors, for and on behalf of themselves, their heirs, distributees, executors, administrators, legal representa tives and assigns, hereby WAIVE, RELEASE AND FOREVER DISCHARGE AND ACQUIT STL and each of its Affiliates and the officers, dir-ectors, shareholders, partners, employees, agents, attorneys and representatives of STL and each of its Affiliates, past, present and future, and the heirs, distributees, executors, administrat-ors, legal representatives, successors and assigns of each of the foregoing (STL and all of such persons and entities being collec tively referred to as the "Releasees") from any and all actions, causes of action, suits, debts, demands and claims (including, without limitation, amounts for attorneys' fees and expenses), known or unknown, asserted or unasserted, which the Taylors ever had, now have or hereafter can, shall or may have against any of the Releasees arising at any time directly or indirectly out of, or in any way connected with the Taylors' employment with STL and/or any other association, relationship or dealing with any of the Releasees from the beginning of such employment (or, if ear lier, such other association, relationship or dealing) to the date of this Agreement, including, but not limited to:

          (i) claims arising out of federal, foreign, state or local employment discrimination laws, regulations or ordinances, such as for sex, age, race, color, national origin, marital stat-us, sexual orientation or preference, disability, religion, han-d icap or status as a Vietnam or special disabled veteran, includ ing, without limitation, the Federal Age Discrimination in Emp-loyment Act, as amended ("ADEA"), the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, in each case to the extent applicable to STL and the Taylors;

         (ii) claims for wrongful or abusive discharge arising at law or in equity;

        (iii) claims for implied or express contracts, personal injury or tort claims or claims arising under public policy;

         (iv) claims for workers compensation, claims for con tinued pay, accrued vacation pay or any other claim for wages, compensation, fringe benefits or reinstatement to employment, in-cluding, but not limited to, claims for bonuses or deferred or incentive compensation;

          (v) claims relating to any capital stock or other sec-urities issued by STL; or

         (vi) any other claim of any kind, nature or description whatsoever, at law or in equity, which the Taylors or their heirs, distributees, executors, administrators, legal representa tives, successors or assigns had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever.

     (b) For purposes of this Agreement, an "Affiliate" of STL shall mean any person, corporation, partnership, firm, associa tion, trust or other entity, directly or indirectly through one or more intermediaries, controlling, controlled by or under com mon control with STL or any such person.

3. Certain Acknowledgements. The Taylors acknowledge and agree that:

     (a) subject to the provisions set forth in the next two sentences, this Agreement constitutes a knowing and voluntary waiver of all rights or claims they may have against STL under ADEA, including, but not limited to, all claims of age discrim-ination in employment and all claims of retaliation in violation of ADEA. For a period of seven (7) days following their execu tion of this Agreement, the Taylors may revoke this Agreement by written notice to such effect to STL. In the event of such rev-ocation, this Agreement shall be null and void ab initio as to all parties. Accordingly, this Agreement shall not become en-forceable until the expiration of such seven-day period occurs without any such revocation by the Taylors;

     (b) the Taylors acknowledge and agree that they have had ample time in which to consider and review with an attorney of their choosing this Agreement prior to its execution by them; and

     (c) the consideration provided by STL to the Taylors under the terms of this Agreement does not constitute an admission by STL that it has violated any legal or other obligation to the Taylors or has violated any law respecting the Taylors' employ ment. The Taylors further understand and agree that all con sideration paid hereunder is subject to any and all applicable withholding for income taxes, FICA and other such deductions.

4. Complete Agreement; Modification. This Agreement constit-utes the complete understanding between the Taylors and STL with respect to the subject matter hereof and supersedes any and all prior agreements between them with respect thereto. This Agree ment may not be modified unless such modification is set forth in a writing signed by the party against whom or which enforcement of such modification is sought.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

                                  SAF T LOK INCORPORATED


                                  By:____________________________
                                     Franklin W. Brooks, Chairman



                                  _______________________________
                                  RICHARD M. TAYLOR



                                  _______________________________
                                  JEAN TAYLOR